        Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:    Al Scott
        (847) 402-5600

Allstate Elects Maria Morris to Board of Directors

NORTHBROOK, Ill., November 21, 2023 – The Allstate Corporation (NYSE: ALL) announced that Maria Morris, 61, former Executive Vice President, Global Employee Benefits, MetLife (NYSE: MET), has been elected to Allstate’s board of directors, effective January 2, 2024.

“Maria’s broad insurance experience at MetLife, from employee benefits to personal property liability, will provide support in executing our plans to improve profitability. In addition, her successful strategic, operational and technology leadership will provide expertise in overseeing the strategy to increase market share and broaden protection provided to customers,” said Tom Wilson, Allstate Chair, President and CEO. “Maria’s board experience in financial services and risk management adds yet another dimension to an exceptional board,” added Allstate Lead Director Gregg Sherrill.

“Allstate is a highly trusted brand in a critical industry and a company known for forward-thinking leaders and an experienced board,” said Morris. “I am excited to build on Allstate’s history of success.”

Morris served on MetLife’s Executive Group for almost a decade and held numerous senior leadership positions in her 33-year career, culminating with leadership of the Global Employee Benefits business. Morris serves on the Boards of Wells Fargo & Co., S&P Global and Resolution Life. She is the National Board chair of All Stars Project, and on the boards of Catholic Charities of New York and Helen Keller International.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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